Exhibit 99.1

ACXIOM EXPANDS SHARE REPURCHASE PROGRAM

4/2/2018

CONWAY, Ark.—(Business Wire)—Acxiom® (NASDAQ: ACXM), the data foundation for the world’s best marketers, today announced that its Board of Directors has voted to increase the share repurchase authorization by $100 million to $500 million and extend the duration of the program through December 31, 2019.

“Acxiom has a long track record of returning value to shareholders,” said Acxiom CFO Warren Jenson. “We are pleased to expand our share repurchase program, as it reflects our continued confidence in the strength of our business and growth outlook.”

Since inception of the share repurchase program in August 2011, Acxiom has repurchased 20.4 million shares for approximately $380 million, including 2.0 million shares for approximately $55 million since December 31, 2017. The Company now has approximately $120 million remaining capacity for future purchases of common stock under the authorization.

Shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. Additionally, purchases may be made under Rule 10b5-1 of the Securities Exchange Act of 1934. The repurchase program may be suspended, discontinued or resumed at any time.

About Acxiom

Acxiom provides the data foundation for the world’s best marketers. We enable people-based marketing everywhere through a simple, open approach to connecting systems and data that drives seamless customer experiences and higher ROI. A leader in identity and ethical data use for more than 48 years, Acxiom helps thousands of clients and partners around the globe work together to create a world where all marketing is relevant. Acxiom is a registered trademark of Acxiom Corporation. For more information, visit Acxiom.com.

Acxiom, LiveRamp, IdentityLink, InfoBase and all other Acxiom marks contained herein are trademarks or service marks of Acxiom Corporation. All other marks are the property of their respective owners.

Contacts

Acxiom Investor Relations

Lauren Dillard, 650-372-2242

investor.relations@acxiom.com

or

Acxiom Public Relations

Meggan Powers, 650-356-3427

meggan.powers@acxiom.com

GACXM